CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-107002 on Form S-8 of our report dated April 15, 2009 (July 21, 2009 as to the effects of the restatement discussed in Note 24), relating to the consolidated financial statements of Manas Petroleum Corporation (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the preparation of the consolidated financial statements assuming that Manas Petroleum Corporation will continue as a going concern), appearing in this Annual Report on Form 10-K/A of Manas Petroleum Corporation for the year ended December 31, 2009.

Deloitte AG

/s/ Roland Müller	/s/ Cameron Walls
Roland Müller	Cameron Walls

Zurich, Switzerland
January 31, 2011